                                                                     EXHIBIT 3.1


18 August 1997                                      18th Floor
                                                    260 Queen Street, Brisbane
                                                    G.P.O. Box 2237, Brisbane
                                                    Qld. 4001 Australia
                                                    Telephone No. (07) 3227 2513
                                                    Facsimile No. (07) 3221 9620

Mr K. Perkins,                                      CORPORATE AND INSTITUTIONAL
President and Chief Executive Officer,              BUSINESS QUEENSLAND
Collins Foods International Pty Ltd,
16 - 20 Edmondstone Street,                         Our ref:   AMH:FGP
NEWMARKET, QLD 4051                                 Your ref:



Dear Kevin,


We refer to our recent negotiations/discussions and have pleasure in confirming Westpac's approval to the provision or continuation of facilities to Collins Foods International Pty Ltd and its wholly owned subsidiaries (the "GROUP") on the following terms and conditions:

Please note that to the extent of any inconsistency between this letter and the discussion papers given by Westpac to the Group, the terms of this offer shall prevail.

"GROUP" may, as the context requires, also be used to refer to any one or more of the companies within the Group.

Unless otherwise stated all amounts are in Australian dollars.

BORROWING COMPANIES:
--------------------

   Collins Foods International Pty Ltd A.R.B.N. 009 980 250 ("CFI"),

NEW/INCREASED/ALTERED LIMITS:
-----------------------------

   Facility                                                    New Limit                Change In Limit
   --------                                                    ---------                ---------------
   ON ACCOUNT OF CFI AND CFM.
   --------------------------

   1.  Bill Facility (Joint facility of CFI and CFM)           $62,000,000               +$62,000,000

   2.  Risk Management Line                                    (This facility is available for use at the option
                                                               of the company in respect of the $62,000,000 Bill
                                                               Facility only)
   ON ACCOUNT OF CFI AND/OR CFM AND/OR SIZZLER
   -------------------------------------------

   3.  Revolving Lease Facility                                $ 5,000,000               +$ 5,000,000

   If accepted availability of these facilities will be subject to the execution by the Group of Loan Facility Documentation satisfactory to Westpac.

PURPOSE:
-------

   1. Initially to assist CFI repatriate funds to Sizzler International Inc for the purpose of repaying the sum owed to US creditors under the Chapter 11 Bankruptcy plan of restructure approved by the US courts. We understand that that repatriation shall be achieved by the repayment of intercompany debt and the declaration of a dividend.

   2. To be used exclusively for hedging interest rate exposure on the Bill Facility.

   3. To absorb the existing amortising lease facility and assist with the acquisition of new ovens and other equipment for its businesses.

TERMINATION DATE:
-----------------

   The termination dates of the following facilities shall be:

   Facility                                   New Termination Date
   --------                                   --------------------
   Bill Facility                              The Bill Facility is to clear in full on or before the last day of the month in which the day which is five (5) years
                                              from the day that facility is first drawn occurs.

TOTAL FACILITIES:
-----------------

   Total facilities available to the Group will be as follows provided that the amount outstanding under each facility does not exceed the corresponding limit:

Facility                                                                           Facility Limit
--------                                                                           --------------
ON ACCOUNT OF CFI AND CFM
-------------------------

Bill Facility (Joint facility of CFI and CFM)                                      $62,000,000.00

Risk Management Line

ON ACCOUNT OF CFI AND/OR CFM AND/OR SIZZLER
-------------------------------------------
Revolving Lease Facilities (Each company shall have a separate                     $ 5,000,000.00
facility. The Facility Limit shall be split between the three facilities as required from time to time.)

ON ACCOUNT OF CFI
-----------------

Bank Guarantee Facility                                                            $   235,087.00

ON ACCOUNT OF SIZZLER
---------------------

Bank Guarantee Facility                                                            $    76,500.00

TNA                                                                                $   400,000.00

ON ACCOUNT OF CFM
-----------------

Bank Guarantee Facility                                                            $     5,000.00

Cheque Cashing Facility                                                            $     2,500.00

TNA                                                                                $   915,000.00

FACILITY USAGE
--------------

   The companies are not obliged to sign any documentation, fulfil any condition precedent or use the facilities. However Westpac is not obliged to provide the facilities until the Securities (defined in the section titled "SECURITY" below) have been executed and conditions precedent

   (described in the section titled "CONDITIONS PRECEDENT") discharged in accordance with the terms of this letter.

SPECIAL CONDITIONS:
-------------------

   This offer and the continued availability of facilities are subject to the following conditions:

   EXPIRY
   ------

       This offer is open for acceptance until it expires upon close of business on 31 August 1997 or such later date as Westpac may agree in writing and is subject to there not occurring between the date of this offer and the signing of documentation any event which, in the opinion of Westpac, might affect the value or acceptability of security offered to or held by Westpac or the ability of the Group to repay its facilities.

   REVIEW
   ------

       The continuation of facilities (and the terms and conditions of each facility), other than the Bill Facility and Revolving Lease Facility, is subject to review at such times as Westpac shall consider appropriate.
       To determine whether facilities will continue to be extended Westpac must be supplied with:

       -- the Group's (on an individual and consolidated basis), audited balance sheet and profit and loss statement for the financial year ending 30 April 1997 (by 31 October 1997).

       -- Such other information on the financial condition and operations of the Group as Westpac may reasonably request from time to time.

       If Westpac does not receive this material by the date specified, Westpac may, after giving 30 days notice of its intention to do so, notify the Group that the facilities have been cancelled and require immediate repayment of all monies owing (actually or contingently) to it. The Group may rectify any failure to provide Westpac with information during the 30 day period.

   INCREASED COSTS
   ---------------

       If there is any change in, any making of, or any change in the interpretation or application of any law or any control, request or directive of the Reserve Bank of Australia or any other authority (including, without limitation, with respect to taxation, reserve, liquidity, capital adequacy, special deposit or similar requirements) Westpac reserves the right to vary any of the terms of the Group's facilities.

   WITHHOLDING TAX
   ---------------

       All payments made to Westpac are to be made net of any withholding tax payable thereon. The Group shall provide such evidence of the payment of this tax as may be reasonably requested by Westpac.

   CHANGE OF OWNERSHIP
   -------------------

       The continuation of facilities will be subject to review if any one or more of the Group becomes the subsidiary of another company which is not a guarantor of the facilities, or there is otherwise a change of ownership or control of the Group, or any company giving security or comfort for the facilities extended. Upon the occurrence of such an event, Westpac shall have the right to terminate the Group's facilities or vary any of the terms of those facilities.

   EXTERNAL ADMINISTRATION
   -----------------------

       The Group's facilities shall become immediately due and payable if:

       -- The Board of Directors of the Group resolves to appoint an Administrator or an Administrator is appointed to the Group pursuant to the provisions of the Corporations Law; or

       -- Any person becomes a Controller of any of the property of the Group for the purposes of the Corporations Law; or

       -- Any company within the Group resolves that it be wound up (except where Westpac otherwise consents for the purposes of solvent reconstruction); or

       -- A Liquidator or Provisional Liquidator is appointed to any company within the Group (except where Westpac otherwise consents for the purposes of solvent reconstruction); or

       -- An event which is analogous to any of the events described in the preceding paragraphs or which has a substantially similar effect occurs under any other law applicable to the Group.

   SHARE BUY BACK
   --------------

       The Group will not directly or indirectly acquire, or support the acquisition or proposed acquisition of either its/their own shares or shares in any other company which has a direct or indirect shareholding in it without Westpac's written consent.

       Breach of this undertaking will, at the option of Westpac, render all facilities payable in full forthwith.

   FACILITY REPAYABLE ON DEMAND
   ----------------------------

       Except for the Bill Facility and the Revolving Lease facility, these facilities are available at the discretion of Westpac. Westpac may at any time (before the facilities mature) require the immediate payment by the Group of:

       --     All monies owing under the facilities.

       -- An amount equal to the face amount of all outstanding accommodation bills discounted accepted or endorsed by Westpac (notwithstanding that those bills have not yet matured).

       -- All monies which Westpac may become liable to pay to any other person under the facilities, including (without limiting the generality) monies which may become payable by Westpac under any guarantees, undertakings, letters of credit and/or forward exchange contracts which Westpac may have entered into at the request (express or implied) of the company.

       The Bill Facility agreement and the Revolving Floating Rate Master Lease Agreement (to be agreed between the Group and Westpac) will contain events of default applying to those facilities.

   PROPERTY VALUATIONS
   -------------------

       The continuation of facilities will be subject to revaluation of the freehold security property(ies) on a vacant possession basis and on a going concern basis by 30 April 2000 or before that date if in Westpac's opinion the value has diminished by not less than 10%. Valuation is to be for mortgage security purposes and be attended to by a registered valuer acceptable to Westpac.

       Westpac reserves its rights to vary the terms and conditions of the facility(ies) if the valuation report discloses matters materially adverse to Westpac's security over the properties.

       All costs associated with the obtaining of valuation reports are for the account of the company.

JOINT FACILITIES:
-----------------

   Where a facility is made available to more than one company on a joint basis (eg. the Bill Facility), each company shall be primarily liable for the amount drawn by it (whether jointly or severally).

   Subject to the terms of any guarantee given by it, it shall not be liable for amounts drawn by another company or interest and fees thereon unless those amounts are drawn jointly by that company and another company or companies. All such companies shall be jointly and severally liable for all other amounts owing under the relevant facility.

UTILISATION:
------------

   The facilities will be made available (upon completion of securities to Westpac's satisfaction and where appropriate, formal letters noting limit and agreements) as follows:

   BILL FACILITY
   -------------

       by individual bills for a fixed period ranging between 30 and 180 days (inclusive) each for a sum of:

       $100,000,
       $500,000, or
       $1,000,000 (or such other amount as the Group and Westpac may agree)

       Where Westpac is to discount the bills itself and is authorised by the Group to prepare those bills on the Group's behalf, Westpac may prepare one bill having a face amount equal to the aggregate amount of the bills referred to in the relevant drawdown notice.

       DRAWDOWN NOTICES MUST BE GIVEN

       Drawdown notices must be given at least 1 clear day (or such lesser time as Westpac may agree) before drawdown. That notice shall specify (among other things) the face value of the bills being discounted, the term for which they are to be discounted, which company is to issue them and the drawdown date for those bills. The Group may also request Westpac to prepare and sign those bills on its behalf.

       ONLY ONE COMPANY MAY HAVE BILLS OUTSTANDING AT ANY ONE TIME

       Westpac shall not be obliged to accept a drawdown notice from CFM or CFI if at any time during which the bills referred to in that notice are outstanding, bills drawn by the other company would be outstanding.

       The first bills drawn under the Bill Facility must be drawn pursuant to a drawdown notice issued by CFI. Subject to the following condition (marked "Switching") subsequent drawdown notices may be issued by either CFI or CFM.

       SWITCHING

       A "SWITCH" occurs when (subject to the foregoing restrictions) CFI ceases to draw bills and CFM commences drawing bills under the Bill Facility, or vice versa.

       The Group may not Switch if the last Switch was less than 12 months earlier.

   RISK MANAGEMENT LINE
   --------------------

       as required by the Group, but only for hedging discount amounts payable to Westpac under the Bill Facility. The expiry date for each "hedge" is to correspond to the day on which the relevant bills mature. Having regard to the repayment schedule, a "hedge" may be taken out in anticipation of bills being drawn some time in the future.

   REVOLVING LEASE FACILITY
   ------------------------

       by individual leases negotiated between the Group and Westpac.

       Each lease shall only be granted to one of the companies on whose account the facility has been extended. The aggregate amount outstanding under all leases granted to CFI, CFM and Sizzler must not exceed the Revolving Lease Facility Limit

       Each lease shall be subject to the terms of a master lease agreement and be for a term of not more than 5 years.

   BANK GUARANTEE FACILITY
   -----------------------

       by individual undertakings issued by Westpac, negotiated between the Group and Westpac. The Group is to give Westpac an indemnity for each undertaking issued by it.

   TNA
   ---

       as required by the Group.

   CHEQUE CASHING AUTHORITIES
   --------------------------

       as required by the Group.

BILL FACILITY LIMIT REDUCTIONS:
-------------------------------

   REDUCTIONS
   ----------

   The Bill Facility Limit shall be reduced by:

   (a) (SCHEDULED REDUCTIONS):

       (i)   $1,500,000 on 31 December 1997;
       (ii)  $1,500,000 on 30 March 1998;
       (iii) $2,000,000 on the last business day of each quarter thereafter, commencing 30 June 1998;

       PROVIDED that Westpac shall give CFI and CFM 60 days to remedy a failure to pay an amount due on the date of a Scheduled Reduction if the following conditions exist:
       (1) Westpac is satisfied that on the date of a Scheduled Reduction CFI does not have credit working funds available to it of more than $4,000,000 after making the deductions set out in sub-paragraphs
             (b)(i) a) to d) below; and
       (2) The total amount of Scheduled Reductions and Asset Based Reductions paid by CFI and CFM are not less than an amount being 125% of the Scheduled Reductions due in accordance with the following formulae:

             a) During the first year of the Bill Facility in relation to the third and fourth Scheduled Reductions only, where the total amount paid in reductions by CFI and CFM to Westpac is not less than 125% of the sum of the previous Scheduled Reductions; and
             b) During each subsequent year where the total amount paid in reductions by CFI and CFM to Westpac over the previous 365 days (not counting the Scheduled Reduction due on the corresponding day of the previous calendar year and reductions whose due date for payment fell more than 365 days ago) is not less than 125% of the sum of the first three Scheduled Reductions falling due in that period

       AND PROVIDED that:
       (1) CFI or CFM shall make payment of such part of the relevant Scheduled Reduction as is equal to the "excess" referred to in sub-paragraph (b)(i) below after adding back the reduction referred to in sub-paragraph (b)(i)a) on the due date of that Scheduled Reduction; and
       (2) the unpaid amount or part of any Scheduled Reduction shall attract the same rate of interest as any amount due and owing but unpaid to Westpac under the terms of the Bill Facility agreement.

   (b) (ASSET BASED REDUCTIONS):
       (i) an amount agreed between CFI and Westpac equal to credit funds held in excess of $4,000,000 after making the following deductions:
              a) a reduction, referred to in paragraph (a) above, which falls due on the same day as this reduction;
              b) anticipated tax payments during the following quarter;
              c) capital expenditure due in the following quarter and consented to by Westpac; and
              d) unpresented cheques forwarded to external trade creditors
                 (including KFC Australia Pty Ltd) during that quarter

              on the last business day of the relevant quarter on the business day following that quarter and commencing 31 December 1997. (The procedure for determining this amount is described below.)

       (ii)   an amount equal to:
              a) 50% of the proceeds from the sale (other than a sale for the purpose of a sale and leaseback) of unprofitable Sizzler stores received before 30 April 1998; and
              b) 75% of the proceeds of any other asset sales on the day the settlement proceeds are received by the Group.

              However if the day upon which settlement proceeds are received by the Group does not coincide with a bill rollover date the Bill Facility Limit reduction shall take place on the first bill rollover date occurring after that provided that the proceeds of sale have been deposited with Westpac in a specially nominated account over which Westpac has an immediate right of set-off and appropriation.

   CANCELLATION
   ------------

   The Bill Facility Limit shall be cancelled on the Termination Date.

   AGREEING THE REDUCTION AMOUNT REFERRED TO IN (B)(I) ABOVE
   ---------------------------------------------------------

   The amount of the reduction described in paragraph (b)(i) (the REDUCTION AMOUNT) shall be agreed as follows:

   (a) At least two business days before the end of each quarter CFI shall deliver a certificate (signed by two directors) to Westpac. That certificate shall certify:

         (i)   the projected cash balance on last business day of the quarter;
         (ii) the relevant reduction referred to in paragraph (a) of the section headed "REDUCTIONS" above;
         (iii) anticipated tax payments during the following quarter;
         (iv)  planed capital expenditure due in the following quarter; and
         (v) unpresented cheques forwarded to external trade creditors (including KFC Australia Pty Ltd) during that quarter.
         The certificate is to state the proposed Reduction Amount due at the end of that quarter.
   (b) Westpac shall then either confirm the Reduction Amount or propose an alternative Reduction Amount.
   (c)   The alternative Reduction Amount shall be negotiated in good faith.
   (d) The amounts described above may be rounded to the nearest $100,000.00. Unpresented cheques (described in (v) above) aggregating less than $100,000.00 need not be included in the certificate.

REPAYMENT:
----------

   BILL ACCEPTANCE AND DISCOUNT LINES
   ----------------------------------

         cover to be provided on maturity date of each bill. Bills may be "rolled over" at maturity, but in any event, the maturity date of any bill is not to be later than the Termination Date.

SECURITY:
---------

   That already held by Westpac. Furthermore it is a condition precedent to the granting of the facilities that the security described in Schedule A (the "SECURITY") be provided.

   The Security is to be in form and substance acceptable to Westpac.

   This letter confers no rights on Westpac to enforce the giving of the security, but there is no obligation to make all or any part of the facilities available until it is signed and delivered in a form satisfactory to Westpac.

CONDITIONS PRECEDENT:
---------------------

   The following are conditions precedent to the availability of the facilities:

         -- the execution and delivery to Westpac of the Security in form and substance acceptable to Westpac;

         -- the giving to Westpac of CFI's consent to Westpac discussing with Pepsico Restaurants Inc (or as the case may be its subsidiaries, "PRI") Westpac's involvement with CFI with the view of working amicably with PRI in the event of a default situation;

         --   the delivery to Westpac of:

              .  the valuations referred to in the paragraph marked "PROPERTY
                                                                     --------
                 VALUATIONS" above;
                 ----------

              . details of the breakup between the dividends and intercompany loan repayment referred to in item 1 of the paragraph marked "PURPOSE" above;
                  -------

              . consolidated balance sheet and profit and loss statements as at 21 July 1997 for each of the following:
                 == the Group (CFI and subsidiaries); and == Sizzler International Marks Inc. and its subsidiaries ("SIM
                    GROUP"), and

              . a combined consolidated balance sheet and profit and loss statements of the Group and SIM Group [financial ratio covenants shall be tested against this consolidation]; and

              . a complete list of all intercompany liabilities as at 21 July 1997 and a list of projected intercompany liabilities following drawdown of the Bill Facility;

         -- the execution and delivery to Westpac of such ancillary documentation (including bill rollover notices), formal letters and agreements as Westpac may require;

         -- Approval by the United States Bankruptcy Court Central Division of California to an amendment to the Plan of Reorganisation inserting a provision enabling payment of a lump sum amount by Sizzler International Inc in full discharge of the obligations of the Group and the SIM Group under the Plan. (This condition cannot be waived by Westpac);

         --   confirmation from US counsel (acceptable to Westpac) that:

              . the amended plan of reorganisation (sanctioning a transaction of this nature) has been approved by the United States Bankruptcy Court Central Division of California;

              . the facilities and the Security will be unaffected by the remaining Chapter 11 arrangements;

              . intercompany loans will be effectively subordinated to these facilities;

              . none of the companies within the Group and within the SIM Group will have guarantee obligations to the creditors in relation to the obligations of Sizzler International Inc or its other subsidiaries; and

              .  the securities are enforceable on their terms;

         -- the satisfaction by the Group of any conditions stated in any agreement relating to the provision of finance to be conditions precedent to the drawdown of funds under the facilities;

         --   the payment to Westpac by the Group of the Establishment Fee;

         -- (in the case where there will be no certificate of title available for properties mortgages in favour of Westpac) the lodgement of the abovementioned bill of mortgage at the Lands Registry Office and receipt by Westpac of a search (conducted by it) confirming registration of the said mortgage;

         -- the delivery to Westpac of an up-to-date copy of the Group's insurance policy(ies) insuring all assets forming part of Westpac's security for full replacement value against fire and other risks duly signed by the insurance company(ies) and having the interest of Westpac noted thereon as mortgagee; and

         -- the execution of a certificate by Westpac's legal advisers (including advisers in the United States) in relation to legalities and the capacity of the Group and the sureties to grant the security and enter into the facilities under the relevant laws (including Chapter 11 of the US Bankruptcy law).

INTEREST RATES:
---------------

   UNARRANGED EXCESSES
   -------------------

       Any amount owing in excess of arrangements will attract an interest charge equal to the rate then charged by Westpac on current accounts overdrawn without arrangements (presently the Unarranged Loan Rate of 19.499%). This rate is subject to fluctuation from time to time and is frequently advertised in major news publications.

       Interest on overdrawn accounts and loan accounts is calculated on daily balances and is payable on the full amount from time to time owing by you in such accounts. Interest may be debited by Westpac to those accounts on such days and at the end of such periods as Westpac may from time to time determine and on the basis that interest so debited shall itself carry interest from date of debiting.

ACCEPTANCE FEE:
---------------

   The Acceptance Fee will be based on a sliding scale, based on the ratio of Total Senior Debt/EBIT, as follows:

   a) not less than 3.5, 1.50%;
   b) less than 3.5 but not less than 3.0, 1.25%;
   c) less than 3.0 but not less than 2.5, 1.00%;
   d) less than 2.5 but not less than 2.0, 0.75%; and
   e) less than 2.0, 0.50%.

   It shall be calculated on face value of bills and payable in advance.

   "TOTAL SENIOR DEBT" means finance debt (including bill facilities and finance lease and hire purchase obligations) other than intercompany debt subordinated to Westpac's debt.

DISCOUNT RATE:
--------------

   Discount shall be the bid rate quoted on Reuters' page BBSY corresponding to the tenor of each bill and, expressed as a yield to maturity, per annum.

ESTABLISHMENT FEE:
------------------

   BILL FACILITY
   -------------

       An establishment fee of $612,000.00 is payable as follows:
       --  $306,000.00 upon acceptance; and
       --  $306,000.00 on completion of the documentation.

       Amounts already paid towards the establishment fee shall be deducted from that portion of the fee payable on acceptance.

       A further establishment fee may be payable in the future should these facilities be increased, extended or substantially varied (the amount of the fee would normally be related to the amount of the revised facility).

       If the Bill Facility is not drawn down the first $153,000.00 of the establishment fee shall be payable (or as the case may be, non-refundable).

   BANK GUARANTEE FACILITY
   -----------------------

       An establishment fee of $50.00 is payable in relation to each bank guarantee issued by Westpac on behalf of the Group. This fee is payable when the relevant bank guarantee is issued.

OTHER FEES:
-----------

   BILL FACILITY
   -------------

       -- a line fee of 0.75% pa calculated quarterly in advance on the Bill
            --------
          Facility Limit will be payable on the first business day of April, July, October and January.

       -- a bill rollover fee of $100.00 shall be payable on each occasion bills
            -----------------
          are drawndown or rolled over.

   BANK GUARANTEE FACILITY
   -----------------------

       -- a bank guarantee fee of 0.50% of the amount of each outstanding bank
            ------------------
          guarantee shall be payable each half year in advance

   ALL OTHER FACILITIES
   --------------------

       Fees payable in relation to all other facilities shall be subject to separate agreements between the Group and Westpac.

OTHER CHARGES:
--------------

   All stamp duty (including penalty), statutory fees, registration fees, etc if applicable attaching to the facilities, their utilisation and the associated documentation (including this letter) are for the Group's account (Accordingly the Group should satisfy itself by reference to its own legal advisers as to the incidence of such duty and fees).

   Solicitors' or legal fees or other expenses incurred by Westpac in connection with the preparation, execution, stamping and registration of documentation will be a charge for the Group's account. Westpac shall use its best endeavours to minimise external legal costs, however the extent to which it instructs and uses external lawyers remains wholly within Westpac's discretion.

   Document handling fees will be charged on each occasion it becomes necessary to upstamp security documents throughout the life of the facilities.

PREPAYMENT:
-----------

   FOR OTHER THAN FIXED RATE FACILITIES
   ------------------------------------

       Allowable upon reasonable notice in writing to Westpac, but in respect of bill lines, only on maturity dates of the underlying bills.

   FOR FIXED RATE FACILITIES
   -------------------------

       Prepayment is at the discretion of Westpac and the Group will be liable for any costs incurred by Westpac in unwinding the facility - such costs may be substantial.

FIXED RATE FACILITIES:
----------------------

   Any agreement by Westpac to provide the Group with a fixed rate bill line or term loan for a specified period is not to be taken as a limitation of Westpac's rights to seek payment or repayment of monies owing to it at any time in accordance with the terms set out herein.

   Should Westpac for any reason require early payment or repayment of monies owing to it under fixed rate facilities the company shall be liable for and shall indemnify Westpac against the cost of unwinding the underlying fixed rate arrangements.

ACCEPTANCE:
-----------

   Should the foregoing terms and conditions (which have been expressed in broad terms) be acceptable to the Group, would you please arrange for CFI, CFM and Sizzler to signify acceptance by having the duplicate of this letter signed on behalf of those companies by company officers acting under the authority of an appropriate resolution of the Board of Directors.

                                  SCHEDULE A
                                  ----------

                                 THE SECURITY

UNLIMITED FULLY INTERLOCKING GUARANTEE AND INDEMNITY by:
----------------------------------------------------

 . Buffalo Ranch Australia Pty Ltd
 . Collins Finance and Management Pty Ltd,
 . Collins Foods Australia Pty Ltd,
 . Collins Foods International Pty Ltd,
 . Collins International Inc,
 . Collins Property Development Pty Ltd,
 . Furnace Concepts Australia Corp.,
 . Gulliver's Australia Pty Ltd,
 . Restaurant Concepts Australia Pty Ltd,
 . Restaurant Concepts International Inc,
 . Sizzler Australia Pty Ltd,
 . Sizzler International Marks Inc.,
 . Sizzler New Zealand Limited,
 . Sizzler South Pacific Pty Ltd,
 . Sizzler South-East Asia Inc, and
 . The Italian Oven Australia Pty Ltd

whereby each guarantor guarantees the obligations of every other guarantor (whether or not those liabilities are joint with one or more of them) to Westpac.

This security will be supported by each of the following securities.


NEGATIVE PLEDGE WITH FINANCIAL RATIO COVENANTS by:
--------------------------------------------------

 . Buffalo Ranch Australia Pty Ltd
 . Collins Finance and Management Pty Ltd,
 . Collins Foods Australia Pty Ltd,
 . Collins Foods International Pty Ltd,
 . Collins International Inc,
 . Collins Property Development Pty Ltd,
 . Furnace Concepts Australia Corp.,
 . Gulliver's Australia Pty Ltd,
 . Restaurant Concepts Australia Pty Ltd,
 . Restaurant Concepts International Inc,
 . Sizzler Australia Pty Ltd,
 . Sizzler International Marks Inc.,
 . Sizzler New Zealand Limited,
 . Sizzler South Pacific Pty Ltd,
 . Sizzler South-East Asia Inc, and
 . The Italian Oven Australia Pty Ltd

that these companies and their controlled subsidiaries will or, (as the case may be) will not do those things described in the panel marked "NEGATIVE PLEDGE COVENANTS" below.

SUBORDINATION AGREEMENTS
------------------------

Principal, interest and dividends of any internal or shareholder loan (or financial instrument equivalent) to be fully subordinated to the Senior Debt. Subordination to be documented in an agreement between Westpac, CFI, Sizzler International Inc and other companies affected by the subordination agreement. That agreement is to include:

(1) CLAWBACK ARRANGEMENTS - An agreement by the subordinated party to pay to Westpac moneys received in contravention of the subordination agreement.

(2) ACCELERATION - In the event that Westpac waives an event of default, initiated either through default on the Senior Debt Facilities or cross default on any subordinated shareholder/internal loan or any other default, then any subordinated shareholder or internal loan provider forfeits its right to accelerate repayment of that loan.

EACH OF THE BELOW LISTED SECURITIES SHALL SECURE OBLIGATIONS OWED BY THE FOLLOWING PARTIES TO WESTPAC:

 .  the respective Mortgagor/Chargor
 .  Collins Foods International Pty Ltd
 .  Sizzler (Australia) Pty Ltd; and
 .  Collins Finance and Management Pty Ltd

FIRST REGISTERED CHARGE by Collins Foods International Pty Ltd over:
-----------------------
 .  All its assets, undertaking and uncalled capital OTHER THAN THE KFC FRANCHISE
   AGREEMENTS
 .  This charge is to be registered both in Nevada, USA and Australia.


UNDERTAKING by Collins Foods International Pty Ltd to grant Westpac a charge in
-----------
registrable form over its interest in the KFC Franchise Agreements should:

(1) KFC agree to consent to it without onerous conditions (in CFI's reasonable opinion) being imposed on CFI;
    or
(2) CFI attempt to create or permit the creation of a charge over all or any part of its interest in the franchise agreements in favour of another party.


UNDERTAKING by Collins Foods International Pty Ltd and Sizzler Australia Pty Ltd to use their best endeavours to:

(1) obtain the consent of each lessor to the mortgage granted to Westpac; and
(2) procure that each lessor signs and returns to Westpac a consent and right of entry in form and substance acceptable to Westpac within 3 months of the day the Bill Facility is first drawn down.


FIRST REGISTERED CHARGE by Collins International Inc over:
-----------------------
 . All its assets, undertaking and uncalled


FIRST REGISTERED CHARGE by Restaurant Concepts International Inc. over:
-----------------------
 . All its assets, undertaking and uncalled capital


FIRST REGISTERED CHARGE by Collins Foods Australia Pty Ltd over:
-----------------------

 . All its assets, undertaking and uncalled capital


FIRST REGISTERED CHARGE by Collins Finance and Management Pty Ltd over:
-----------------------

 . All its assets, undertaking and uncalled capital


FIRST REGISTERED CHARGE by Sizzler Australia Pty Ltd over:
-----------------------

 . All its assets, undertaking and uncalled capital


FIRST REGISTERED CHARGE by Sizzler South Pacific Pty Ltd over:
-----------------------

 . All its assets, undertaking and uncalled capital

FIRST REGISTERED CHARGE by Collins Property Development Pty Ltd over:
-----------------------
 . All its assets, undertaking and uncalled capital


FIRST REGISTERED CHARGE by Gulliver's Australia Pty Ltd over:
-----------------------
 . All its assets, undertaking and uncalled capital


FIRST REGISTERED CHARGE by Buffalo Ranch Australia Pty Ltd over:
-----------------------
 . All its assets, undertaking and uncalled capital


FIRST REGISTERED CHARGE by The Italian Oven Pty Ltd over:
-----------------------
 . All its assets, undertaking and uncalled capital


FIRST REGISTERED CHARGE by Sizzler International Marks Inc over:
-----------------------
 . All its assets and undertaking


FIRST REGISTERED CHARGE by Sizzler South-East Asia Inc over:
-----------------------
 . All its assets and undertaking


FIRST REGISTERED CHARGE by Furnace Concepts Australia Corp over:
-----------------------
 . All its assets and undertaking


FIRST REGISTERED CHARGE by Restaurant Concepts Australia Pty Ltd over:
-----------------------
 . All its assets and undertaking


FIRST REGISTERED CHARGE by Sizzler New Zealand Limited over:
-----------------------
 . All its assets and undertaking


REGISTERED FIRST MORTGAGE by Collins Foods International over:
-------------------------
 . Each freehold property owned by the company


REGISTERED FIRST MORTGAGE by Collins Foods International over:
-------------------------
 . Each leasehold property held by the company (subject to the Undertaking above)


REGISTERED FIRST MORTGAGE by Sizzler Australia Pty Ltd over:
-------------------------
 . Each leasehold property held by the company (subject to the Undertaking above)


REGISTERED FIRST MORTGAGE by Sizzler Australia Pty Ltd over:
-------------------------
 . Each freehold property owned by the company


REGISTERED FIRST MORTGAGE by Gulliver's Australia Pty Ltd over:
-------------------------
 . Each freehold property owned by the company

                           NEGATIVE PLEDGE COVENANTS

Negative Pledge and Financial Ratio Covenants shall be given by each company within the Group and Sizzler International Marks Inc and Sizzler South-East Asia inc.

FINANCIAL RATIO COVENANTS SHALL BE TESTED AGAINST THE COMBINED CONSOLIDATED BALANCE SHEET AND PROFIT AND LOSS STATEMENTS OF THE GROUP, AND SIZZLER INTERNATIONAL MARKS INC. AND ITS SUBSIDIARIES.

NEGATIVE PLEDGES

Each company pledges that it will not, without Westpac's prior written consent:

(1) pledge, charge or otherwise encumber their assets,

(2) dispose of assets except in the ordinary course of day to day trading

(3) without limiting 2. above, transfer their assets to any company which has not granted Westpac a charge over all its assets, undertaking and uncalled capital to secure the same moneys as secured by the Fully Interlocking Guarantee and Indemnity described above.

FINANCIAL RATIO COVENANTS

Each company Undertakes that the Group and the SIM Group will maintain the following financial ratios on a combined Group and SIM Group basis (unless Westpac otherwise agrees to vary them, whether temporarily or otherwise):

1. EARNINGS GEARING - the sum of outstandings under financial indebtedness (including finance lease obligations) (TOTAL SENIOR DEBT) to be not more than:
   (a) 4.5 times EBIT, until 30 April 1998, inclusive;
   (b) 3.0 times EBIT, from 1 May 1998 to 30 April 1999, inclusive; and
   (c) 2.5 times EBIT, thereafter.

2. EBIT/SENIOR INTEREST - EBIT to be not less than:
   (a) 2.0 times (until 30 April 1998, inclusive); and
   (b) 3.0 times (thereafter)

   the sum of interest charged on the Term Facility and Overdraft, and the interest component of finance lease charges (SENIOR INTEREST).

3. TOTAL LIABILITIES/TOTAL TANGIBLE ASSETS - Total Liabilities is not to exceed [to be acceptable to and advised by Westpac]% of Total Tangible Assets.

4. CAPITAL OUTFLOW CAP - payments other than the proceeds of the first drawdown of the Bill Facility (including dividend, intercompany loans or other payments of a capital or income nature) to Sizzler International Inc or its associated companies (other than Group companies) are to be capped at [a sum to be advised by Westpac].

5. CAPITAL EXPENDITURE - In each of the following financial years Group capital expenditure (including the Cost of leased assets and assets subject to hire purchase agreements) is not to exceed the corresponding amounts without Westpac's prior written consent. Year ending 30 April:

   (a) 1998,   $11,200,000.00;
   (b) 1999,   $10,300,000.00;
   (c) 2000,   $ 7,800,000.00;
   (d) 2001,   $11,300,000.00;   and
   (e) 2002,   $11,900,000.00.

  These capital expenditure limits are to be reviewed annually (commencing in 1998) following delivery to Westpac of the budgets referred to in the section marked "REPORTING" below. Amendments, to these limits, agreed between CFI and Westpac must be in writing and signed by CFI and Westpac.

6. TOTAL GROUP DEBT CAP - Total Group debt (definition to be agreed, but excluding trade creditors, subordinated debt owing to Sizzler International Inc or its subsidiaries, Transaction Negotiation Authorities and cheque cashing authorities) to be not more than:

   (a) AUD65 million (until 30 April 1998, inclusive);

   (b) AUD55 million (until 30 April 1999, inclusive);

   (c) AUD45 million (thereafter).

7. LIMITATION ON INDEBTEDNESS - No additional borrowings, including finance leases (in excess of $10 million in total), to be incurred without the prior written consent of Westpac.

8. LIMITATION ON OPERATING LEASES - No operating lease to be entered into beyond an initially agreed figure without the prior written consent of the Bank.

9. MINIMUM TANGIBLE NET WORTH - Tangible Net Worth of the Group at all times to exceed the greater of

   (a) AUD80 million; and

   (b) 85% of the previous year's Tangible Net Worth.

NOTE:   THE COVENANT LEVELS WILL BE SUBJECT TO POSSIBLE REVISION FOLLOWING FINAL
--------------------------------------------------------------------------------
DUE DILIGENCE AND FURTHER DISCUSSION
------------------------------------

The following General Undertakings will apply and include, without limitation:

REPORTING - The Group and Sizzler International Marks Inc. and its subsidiaries are to provide to Westpac, without limitation:

1. Audited consolidated annual accounts (not later than 120 days from balance date) of:

   (a) the Group;
   (b) Sizzler International Marks Inc. and its subsidiaries (the "SIM GROUP"); and
   (c) the combined Group and SIM Group;

2. Consolidated annual three year projections and budgets (not later than 120 days from balance date) for:

   (a) the Group;
   (b) the SIM Group; and
   (c) the combined Group and SIM Group;

3. Consolidated semi-annual accounts (within forty five days after the end of the first half) of:

   (a) the Group;
   (b) the SIM Group; and
   (c) the combined Group and SIM Group;

4. Consolidated quarterly management accounts of:

   (a) the Group;
   (b) the SIM Group; and
   (c) the combined Group and SIM Group,

   including, without limitation (Not later than thirty days from the end of the relevant quarter and signed by two directors):

   == a statement of interest rate and foreign exchange exposures at the time of the report and details of hedging or other risk reduction strategies applied by management to the exposures;

   == financial covenant reporting completed on a rolling annual basis (this certificate to be signed annually by the Company's auditors - at the time of production of the annual accounts);

   ==  balance sheet;

   ==  profit and loss account;

   ==  cash flow statement; and

   == performance against budget and revised forecast for the month, quarter, year to date and corresponding period last year,

5. At Westpac's request quarterly meetings to review quarterly management accounts (within 14 days after receipt of the quarterly management accounts);

6. Any other information in relation to the Group's and SIM Group's financial condition or business which Westpac may reasonably request; and

7. Any correspondence with a Government Agency which is likely to have a material adverse affect on the Group's or SIM Group's business or assets.

ACCOUNTING PRINCIPLES - the Group and SIM Group will ensure that each annual balance sheet, profit and loss account and cash flow statement provided to
Westpac:

1. In respect of annual accounts complies with:

   (a) accounting principles and practices generally accepted in Australia or the United States of America as appropriate consistently applied except to the extent disclosed in them; and

   (b) all applicable laws,

2. Gives a true and fair view in respect of all accounts of the respective group's consolidated and unconsolidated state of affairs and the result of the respective group's consolidated operations, at the date, and for the period ending on the date, to which those statements are prepared.

The terms and conditions outlined above apply only insofar as they are not inconsistent with existing terms and conditions applying to facilities which are subject to specific written agreements which remain unchanged.

Yours sincerely,



 ...............................
SENIOR RELATIONSHIP MANAGER
---------------------------
CORPORATE BANKING QUEENSLAND
----------------------------


                       PLEASE READ THIS IMPORTANT NOTICE
                       ---------------------------------

THE COMMISSIONER OF STAMP DUTIES RECENTLY RULED THAT CERTAIN LETTERS CONTAINING OFFERS OF FINANCE (ESPECIALLY WHEN AD VALORUM MORTGAGE DUTY IS NOT PAID ON THE SECURITY HELD WITH RESPECT TO THE FACILITY) CONSTITUTE DEBENTURES WITHIN THE MEANING OF THE STAMP ACT AND CONSEQUENTLY ATTRACT STAMP DUTY AT THE RATE OF $0.40 PER $100.00 OR PART THEREOF.

THE COMMISSIONER'S RULING WAS APPEALED IN THE SUPREME COURT AND OVERTURNED.

NEVERTHELESS A NUMBER OF STAMP DUTY ISSUES REMAIN CONTENTIOUS AND YOU SHOULD OBTAIN YOUR OWN LEGAL ADVICE IN RESPECT OF THE STAMP DUTY PAYABLE ON THIS DOCUMENT.


The foregoing terms and conditions are acknowledged this..................day
of........19......

For and on behalf of COLLINS FOODS INTERNATIONAL PTY LTD

 .....................................


 .....................................  ..../..../....
Director

 .....................................  ..../..../....
Director/Secretary

For and on behalf of SIZZLER AUSTRALIA PTY LTD

 ..............................................


 ..............................................  ..../..../....
Director


 ..............................................  ..../..../....
Director/Secretary


For and on behalf of COLLINS FINANCE AND MANAGEMENT PTY LTD

 ..............................................


 ..............................................  ..../..../....
Director


 ..............................................  ..../..../....
Director/Secretary